EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                            Patrick Barry             Cathy Halgas Nevins
                            CFO, Bluefly, Inc.        Dir P.R., Bluefly, Inc.
                            212-944-8000 ext. 239     212-944-8000 ext. 388
                            pat@bluefly.com           cathy.nevins@bluefly.com

                    SOROS MAKES ADDITIONAL BLUEFLY INVESTMENT

NEW YORK, October 20, 2003 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands at discount prices (www.bluefly.com), announced today that affiliates of Soros Private Equity Partners LLC had invested an additional $2.0 million in the Company.

Under the terms of the deal, Bluefly issued $2 million of convertible promissory notes that bear interest at a rate of 12% per annum and have a maturity date of April 14, 2004. The promissory notes together with any interest that has accrued are convertible into equity securities of the Company in any subsequent round of financing, at the holder's option, at a price that is equal to the lowest price per share accepted by any investor in such subsequent round of financing. The conversion of the notes is subject to certain limitations until such time as the conversion provisions are approved by the Company's stockholders.

To date, Soros has invested approximately $55 million in the Company. Soros owns approximately 89.8% of the Company's outstanding equity (excluding options and warrants held by employees and others). On a fully diluted basis (i.e., including all options and warrants held by employees and others, regardless of their exercise price), Soros owns approximately 75.5% of the Company's equity.

The securities sold in the above transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT BLUEFLY, INC.

Bluefly operates the world's first full service online store for designer fashion, offering products from more than 350 designers at discounts of up to 75% off. With 24/7 access, a 90-day money back guarantee, and technology that displays real-time inventory, Bluefly makes off-price shopping easy and convenient. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

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